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                                 July 11, 1995


Autodesk, Inc.
111 McInnis Parkway
San Rafael, CA 94903

     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 11, 1995 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 4,000,000 and 100,000 additional shares of your Common Stock (the "Shares") reserved for issuance pursuant to the 1987 Stock Option Plan and the 1990 Directors' Option Plan, respectively (the "Plans"). As your counsel in connection with the transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares pursuant to the Plans.

     It is our opinion, when issued and sold in the manner referred to in the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                                       Very truly yours,

                                       WILSON, SONSINI, GOODRICH & ROSATI
                                       Professional Corporation

                                       /s/ Wilson, Sonsini, Goodrich & Rosati